EXHIBIT 10.1

SECOND AMENDMENT TO ASSISTANCE AGREEMENT

This SECOND AMENDMENT TO THE ASSISTANCE AGREEMENT (the “Amendment”) is made by and among FuelCell Energy, Inc., a Connecticut corporation, with a chief executive office located at 3 Great Pasture Road, Danbury, Connecticut 06810 (“Applicant”), and STATE OF CONNECTICUT, acting herein by Catherine H. Smith, its Commissioner of Economic and Community Development, (hereinafter the “Commissioner”), with its office located at 450 Columbus Boulevard, Suite 5, Hartford, Connecticut 06103 (the “State”). This agreement will become effective on the date it is signed by the last party to sign it (as indicated by the date stated under that party's signature).

WITNESSETH:

WHEREAS, State has agreed to make loans and advances and otherwise extend credit to Applicant pursuant to a certain Assistance Agreement effective as of October 28, 2015 and a First Amendment to the Assistance Agreement dated April 17, 2017 (the “Agreements”); and

WHEREAS, State made a loan to Applicant in the original principal amount of the loan up to TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) (the “Loan”) and tax credits in the amount of TEN MILLION AND 00/100 DOLLARS ($10,000,000), which Loan and Tax Credits are evidenced by the Agreements; and

WHEREAS, the loan and grant are secured by, among other things, that certain Security Agreement (the “Security”) by Applicant for the benefit of the State effective as of October 28, 2015; and

WHEREAS, State and Applicant desire to amend the Agreements as set forth herein.

NOW THEREFORE, in consideration of one dollar ($1.00) and other goods and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, State and Applicant agree as follows:

1.	Amendment of Agreement

a.	Section 2.17 (A) (ii), Section 2.17 (C) (ii) Section 2.17 (D) (ii), Section 2.17 (E) (ii), and Section 1.5 of the Assistance Agreement are hereby deleted in their entirety.
b.

Section 2.17 (A) (i) of the First Amendment to the Assistance Agreement and Section 2.17 (C) (i), Section 2.17 (D) (i), Section 1.1, Section 1.3 and Section 6.5 are hereby deleted in their entirety and the following are inserted in lieu thereof:

Section 1.1 Financial Assistance.  The State hereby agrees, subject to the terms of this Agreement and its Exhibits and in reliance upon the facts and representations set forth in the Project Documents, to provide financial assistance to the Applicant for the Project a loan in an amount not to exceed Ten Million and 00/100 Dollars ($10,000,000.00) (the “Loan”).  The Loan shall not exceed fifty percent (50%) of the cost of the project.

Section 1.3 Repayment of Loan.  Subject to the terms and conditions of this Agreement, the Loan shall be repayable by the Applicant in accordance with the terms of the Promissory Note.

Section 2.17 (A) (i) For Phase 1, the Applicant shall retain 538 full-time employment positions in Connecticut on or before October 31, 2022 (the “Target Date”), and shall maintain such 538 full-time employment positions with an average annual W-2 compensation of at least $65,000.00 for twenty-four (24) consecutive months (the “Employment Obligation”).  A full-time employment position is defined as a position that is paid for a minimum of forty (40) hours per week.  The twenty-four (24) consecutive month period ending on or before the Target Date that yields the highest annual average positions will be used to determine compliance with the Employment Obligation, provided that no portion of said twenty-four (24) consecutive months may begin before the Assistance Agreement Date.

Section 2.17 (B) No later than ninety (90) days following the twenty-four month period referenced in subsection (A) (i) above, the Applicant shall furnish to the Commissioner a job audit, performed by a certified public accountant (“CPA”) in accordance with the DECD Audit Guide located at http://www.ct.gov/ecd/cwp/view.asp?a=1096&q-249676 (the “Job Audit”).  If the Applicant has met its Employment Obligation earlier than required, it may make a written request for the Commissioner’s consent to have its Job Audit performed as of such earlier date, which consent shall not be unreasonably withheld.  In such event, the Commissioner shall determine the due date of the Job Audit referred to herein.  Once the job audit has been completed, reviewed and approved by the State, a letter will be sent by the State to the Applicant outlining the results of the audit and any applicable changes to the billing associated with the financial assistance including any applicable benefits or penalties as outlined herein.

Section 2.17 (C) (i) If, as a result of the Job Audit, The Commissioner determines that the Applicant has failed to meet its Employment Obligation, the Applicant shall immediately repay a penalty of $18,587.36 per each full-time employment position below the Employment Obligation.  The amount repaid will be applied first to any outstanding fees, penalties or interest due, and then against the outstanding balance of the Funding.  The Commissioner’s determination that a job penalty shall be imposed and the amount of the penalty shall be final, absent mistake or miscalculation.

Section 2.17 (D) (i) If, as a result of the Job Audit, The Commissioner determines that the Applicant has met its Employment Obligation and has created an additional ninety-one (91) full-time employment positions at an average W-2 compensation of not less than $61,750.00 (the “Threshold Salary”) (i.e. 95% or more of the “Baseline Salary” of Sixty Five Thousand and 00/100 Dollars $65,000.00), the Applicant may receive a credit in the amount of Two Million and 00/100 Dollars ($2,000,000.00) (“Forgiveness Credit”) which will be applied against the outstanding balance of the loan.  Upon application of the Forgiveness Credit, the Commissioner shall recalculate the monthly payments of principal and interest under the Note such that such monthly payments shall amortize the then remaining principal balance over the remaining term of the Note.

Section 6.5 Performance Audit.  Within ninety (90) days after October 31, 2018 and annually thereafter for the ten (10) years during which the Tax Credits are issuable, the Applicant shall provide such information as the Commissioner shall reasonably require with respect to the Project and the economic benefits derived by the State therefrom, sufficient to enable the Commissioner to prepare an annual Economic Impact Study (as hereafter defined) to determine the Qualified Revenue (as hereafter defined) generated relative to the value of the Tax Credits issued (the “Performance Audit”).  As used herein, (a) “Economic Impact Study” shall mean the study conducted annually by the State to determine the amount of Qualified Revenue generated to the State as a result of the Project; and evaluating (i) the number of full-time employees of the Applicant by state of residence for each Fiscal Year being reviewed, (ii) the total compensation paid to the full-time employees on an annual basis by employment class (e.g., management, non-management, production, non-production, etc.), (iii) the total taxable income of the Applicant allocated or apportioned to Connecticut on the basis of the Applicant’s consolidated corporate tax return; (iv) the total purchases of the Applicant subject to Connecticut sales and use tax, as certified by the Applicant; (v) the total investment of the Applicant in real and tangible personal property located at the project; and (vi) such other information as is reasonably required by the State; and (b) “Qualified Revenue” shall mean the cumulative total State revenue directly or indirectly generated as a result of the Project.  A failure of Applicant to provide the information to the State required by this Section 6.5 shall result in a revocation of Applicant’s Eligibility Certificate.

2.Effect of Amendment. State and Applicant hereby agree and acknowledge that,except as provided by this Second Amendment, the Assistance Agreement and the First Amendment to the Assistance Agreement remains in full force and effect, it being the intention of State and Applicant that this Second Amendment and the Assistance Agreement as amended by the First Amendment and this Second Amendment be read, construed and interpreted as one and the same instrument.

3.References to Loan Documents. Each of the documents executed in connection with the Loan (the “Loan Documents”) are herby modified to the extent that all references therein to and descriptions therein of the Loan and the Assistance Agreement shall be deemed to refer to and describe the Loan and the Assistance Agreement as modified by the First Amendment and this Second Amendment.

4.Confirmation of Security Interest. Applicant does hereby expressly ratify, confirm, and restate the conveyance and grant of liens, security interests and other encumbrances in the Collateral provided as security for the Loan pursuant to the Security Agreement, the Mortgage and all other Loan Documents.

5.Representations and Warranties.

(a)The execution, delivery and performance of this Second Amendment and all other documents executed in connection herewith have been duly authorized by all necessary action of Applicant and are within its power and will not result in a violation of its certificate of corporation or the bylaws of the corporation, if and as amended.

(b)Applicant is a corporation validly existing under the laws of the State of

Connecticut.

(c)Applicant is not in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, document or instrument to which it is a party or by which it or its properties and assets are bound which would materially adversely affect its financial condition.

(d)Every other term, agreement, covenant, obligation, condition and provision contained in the Agreement, the Mortgage and the other Loan Documents shall continue in full force and effect, except as modified herein, and as so modified are hereby ratified and confirmed.

6.Governing Law. This Second Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut.

7.Capitalized Terms. All Capitalized terms not otherwise defined in this Second Amendment shall have the meanings ascribed to such terms in the Assistance Agreement and the First Amendment.

8.Benefit. This Second Amendment shall inure to the benefits of and bind the parties hereto and their respective successors and assigns.

9.Fees and Expenses. Applicant agrees to pay the reasonable legal and other fees, commissions, costs, charges, taxes and other expenses, including, but not limited to, fees and disbursements of the State’s counsel, charges for title insurance endorsements, and all recording fees and charges the State incurred in the preparation, execution and delivery of this Amendment and all other documents executed in connection herewith.  Notwithstanding the foregoing, the

IN WITNESS WHEREOF, State and Applicant have executed this Second Amendment as of the date first above written.

FuelCell Energy, Inc.

By: /s/ Michael S. Bishop__________________

      Name: Michael S. Bishop

      Title: Sr. Vice President, Chief Financial Officer

      Duly Authorized

      Dated: January 24, 2019

STATE OF CONNECTICUT

DEPARTMENT OF ECONOMIC AND

COMMUNITY DEVELOPMENT

By: /s/ Catherine H. Smith__________________

       Catherine H. Smith

       Its Commissioner

       Duly Authorized

       Dated: January 24, 2019

Approved as to Form:

OFFICE OF THE ATTORNEY GENERAL

By: /s/ Joseph Rubin________________

       Name:  Joseph Rubin

       Title:    Assistant Deputy Attorney General

       Duly Authorized

Dated: January 28, 2019